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                                                                     Exhibit 4.4


                           BAXTER INTERNATIONAL INC.
                  Stock Option Plan adopted November 18, 1997
                             Terms and Conditions
                           Scientific Advisory Board


1.   Purpose
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This Stock Option Plan ("Plan") is adopted by the Compensation Committee of the
Board of Directors ("Committee") of Baxter International Inc. The purpose of the Plan is to increase stockholder value and to advance the interests of Baxter International Inc. ("Baxter") and its subsidiaries (collectively, the "Company") by providing an economic incentive designed to retain and motivate the members of Baxter's Scientific Advisory Board.


2.   Participants
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Participants in this Plan ("Optionee") are the members of Baxter's Scientific
Advisory Board who have been selected by the Committee and to whom the Committee makes an award of an option ("Option") under this Plan.


3.   Awards
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Each Option shall consist of a Stock Option as defined in the Baxter
International Inc. 1994 Incentive Compensation Program ("Program") and is
granted under the terms and conditions contained in this Plan. Although this
Plan is not adopted pursuant to the Program, all of the provisions of the
Program which apply to Stock Options granted pursuant to the Program shall apply to the Stock Options granted pursuant to this Plan, except for Section 4 of the Program (relating to shares subject to the Program). To the extent that any of the terms and conditions contained in this Plan are inconsistent with the applicable terms of the Program, the applicable terms of the Program shall control. Terms defined in the Program shall have the same meaning in these terms and conditions. The Option is not intended to qualify as an Incentive Stock Option within the meaning of section 422 of the United States Internal Revenue Code.
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4.   Vesting, Exercise and Expiration
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4.1  The Option becomes vested three years after the date on which the Option is granted or, if such date is not a Business Day, then the next Business Day following such date.

4.2 When vested and until it expires, the Option may be exercised in whole or in part in the manner specified by the Stockholder Services Department of Baxter International Inc. If exercised in part, the Option must be exercised in installments consisting of at least 100 shares or, if options for less than 100 shares are then exercisable, for the number of shares then exercisable. Shares of Common Stock may be used to pay the exercise price of the Option in accordance with the requirements specified by the Stockholder Services Department.

4.3 If the Optionee's service on the Scientific Advisory Board is terminated by death or disability more than one year after the date on which the Option is granted, the Optionee or the Optionee's legal representative or the person or persons to whom the Optionee's rights under the Option are transferred by will or the laws of descent and distribution shall have the right to exercise the Option until it expires in accordance with its terms with respect to all or any part of the shares remaining subject to the Option (whether or not the Option was vested on the date the Optionee's Scientific Advisory Board service terminated).

4.4 The Option shall expire at the close of business on the earlier of a date determined as follows or, if such date is not a Business Day, then the last Business Day preceding such date: (i) one year after the date on which the Optionee's Scientific Advisory Board service is terminated by his death or disability; (ii) three months after the date on which the Optionee's Scientific Advisory Board service is terminated, except as provided in subsection 4.4(i), unless the Optionee dies or becomes disabled during the three-month period, in which case the relevant date shall be one year after the termination; or (iii) ten years from the date on which the Option is granted. "Business Day" shall mean any day, other than Saturday or Sunday, when the corporate headquarters of the Company is open for the transaction of business and when the Common Stock is traded on the New York Stock Exchange.